PRESS RELEASE

Contact:	Edwin B. Cordell, Jr. Chief Financial Officer (404-247-2620)

NOVOSTE UPDATES Q1 RESULTS; CONFIRMS 2003 YEAR-END GUIDANCE

Updates on Coronary Vascular Brachytherapy Market; Peripheral Clinical Trials

Chicago, IL, March 31, 2003 – Novoste Corporation (NASDAQ:NOVT) today provided, via webcast from the American College of Cardiology meeting in Chicago, Illinois, an update on its business and announced that first quarter financial results will exceed current analyst consensus estimates which are $18 million in revenue and $0.01 for earnings per share.

The Company indicated in this morning’s investor briefing that both revenue and earnings per share for the first quarter should be in line with the high end of guidance provided at the beginning of the quarter.

Novoste had given a range of $17 million to $19 million for revenue and $0.04 to $0.08 for earnings per share.

Al Novak, President and CEO of Novoste, commented, “At the fourth quarter 2002 earnings conference call we stated that our goals for 2003 were to defend our core business, improve our financial performance and modify our existing trial protocols to improve enrollment. I’m very happy to report that based on projected first quarter results we believe that we will produce revenue and earnings at the upper end of our previous guidance. These results are possible because of the outstanding effort made by our sales force and all the employees of Novoste to successfully re-launch the Beta-Rail™ 3.5F Catheter.” Mr. Novak added, “The revised protocol for BRAVO (Beta Radiation for treatment of Arterial-Venous graft Outflow) was approved by the FDA on February 20. Additionally, in March, we have held an Advisory Board meeting for the MOBILE (MOre patency with Beta In the Lower Extremity) trial and plan to submit a revised protocol to the FDA. We currently have treated 106 patients in this trial.”

Continued Positive Outlook for Vascular Brachytherapy in Coronary Market

Mark Reisman, M.D., Director, Swedish Cardiovascular Research and Catheterization Lab, Swedish Heart Institute at Swedish Medical Center in Seattle, Washington, presented on “Vascular Brachytherapy: Clinical Need – Today and Tomorrow”. In his remarks Dr. Reisman commented, “Vascular brachytherapy (VBT) is the only proven effective therapy for the treatment of in-stent restenosis. In my lab, we are performing VBT five days a week and I can tell you that in-stent restenosis is not going away.”

Dr. Reisman also pointed out that vascular brachytherapy was even more effective in the real world, where a survey of major VBT centers by Novoste noted a 3.8% clinical TVR (Target Vessel Revascularization). He added that a number of factors, including proper positioning of the radiation source train, minimizing the injury length to the vessel and longer source trains allow for treatment of an adequate margin thereby significantly reducing geographic miss.

Dr. Reisman reviewed the reported results of a number of drug eluting stent trials. He also added that the SIRIUS trial, sponsored by J&J, reported in-segment restenosis of 8.9%. “In-segment restenosis is what the patient really cares about. I’m involved in a number of the drug eluting stent trials and when those stents fail, we uniformly treat them with VBT.”

Significant Potential For Using Vascular Brachytherapy to Treat Peripheral Arterial Disease

Gary M. Ansel, M.D., Clinical Director of Peripheral-Vascular Intervention at Riverside Methodist Hospital in Columbus, Ohio, provided a presentation on the use of vascular brachytherapy to treat peripheral arterial disease. “I’m very excited about the potential of vascular brachytherapy in peripheral applications. We’ve had encouraging preliminary clinical results and it addresses a fast growing market driven by Interventional Cardiologists and Interventional Radiologists”, said Dr. Ansel.

Novoste’s MOBILE trial is designed to test the delivery of Beta vascular brachytherapy to treat peripheral artery disease (restricted blood flow in the legs). Over 8 million people in the US suffer from peripheral artery disease but only about 10-15% of these are diagnosed. Dr. Ansel noted that while there have been a number of attempts to address this large unmet clinical need nothing has worked very well so far. The MOBILE trial plans to randomize a total of 410 patients who have undergone successful angioplasty treatment of in-stent restenosis. A total of 106 patients have been treated to date in a pproximately 30 actively enrolling centers.

Dr. Ansel reviewed one case study of a 64-year-old male with a history of coronary artery disease. The patient was enrolled in the MOBILE trial to treat the left superficial femoral artery (SFA). Six months later the patient had an intervention of the right superficial femoral artery that gave Dr. Ansel the opportunity to check the previously treated left SFA. Dr. Ansel commented, “The left superficial femoral artery was wide open. I have never seen this positive of a treatment effect in this type of patient.”

The BRAVO trial is designed to investigate the use of the CORONATM VBT product to treat venous outflow stenosis in arterial-venous dialysis grafts used in End Stage Renal Disease (“ESRD”). ESRD afflicts approximately 250,000 patients (approximately twice the market size of the current coronary instent restenosis market) and is growing at an annual rate of 7-10%. Hemodialysis access is the single most important cause of hospitalization for ESRD patients, and accounts for nearly 25% of hospital days. More than $1 billion per year is spent to just maintain vascular access.

Dr. Ansel reviewed two case studies from the Montreal Heart Institute compassionate use protocol for the treatment of recurrent restenosis in AV Fistulas. Prior to treatment with VBT these patients required frequent interventions to maintain fistula patency. Dr. Ansel was encouraged that these patients, after treatment with VBT, showed improved flow rates out past six months.

About Novoste Corporation:

Novoste Corporation, based in Atlanta GA, develops advanced medical treatments for coronary and vascular diseases and is the worldwide leader in vascular brachytherapy. The Company’s Beta-Cath™ System is commercially available in the United States, as well as in the European Union and several other countries. Novoste Corporation shares are traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit the Company’s web site at www.novoste.com.

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or estimates regarding future occurrences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in these forward-looking statements based upon known and unknown risks and uncertainties, including continued market acceptance of the Beta-Cath™ System, continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, competition and technological changes. These and other risks are detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2002.

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